March 29, 2019

Christiana Stamoulis
Chief Financial Officer
Incyte Corporation
1801 Augustine Cut-Off
Wilmington, DE 19803

       Re: Incyte Corporation
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed February 14, 2019
           Form 10-K for Fiscal Year Ended December 31, 2017
           Filed February 15, 2018
           File No. 001-12400

Dear Ms. Stamoulis:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Beverages,
Apparel and
                                                          Mining